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                                                                   EXHIBIT 10.36

I.   FORMATION OF THE EQUITY JOINT VENTURE

          GTS and SSTIC shall forthwith form an equity joint venture limited liability company pursuant to the "Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" ("Joint Venture Law") and other relevant Chinese laws and regulations to be known as SHANGHAI V-TECH TELECOMMUNICATIONS & ENGINEERING LIMITED LIABILITY COMPANY (the "EJV"). The EJV shall be organized as follows:

          1. Duration. The duration of the EJV shall be twenty (20) years, after which it shall continue by mutual agreement unless terminated by written notice by either SSTIC or GTS to the other Party twelve (12) months prior to the expiration of the term or unless terminated pursuant to Article VI or by mutual agreement of the parties.

          2.   Purposes. The purposes of the EJV shall be, but not limited to:

          (a) provision of telecommunications engineering and consulting services, and other technical support to Chinese companies and other organizations, including SSTIC and SVC, such consulting and technical support services to include without limitation, VSAT, Cellular, PCS/PCN, CATV and other telecommunication networks;

          (b) provision of telecommunications system design and system integration and installation and maintenance of telecommunications equipment in China;

          (c) provision of training and consulting services concerning system operations to SSTIC and its portfolio companies, including SVC;

          (d) arrangement of the procurement, import and export of telecommunications equipment; and

          (e)  development of telecommunications business outside of China.

          3. Business Scope. The business scope of the EJV is to acquire, own, sell and operate property, enter into contracts, hire personnel, and undertake and conduct all other lawful activities necessary for or incidental to the purposes set forth in Section I(2) of this Contract.

          4.   Total Amount of Investment and Registered Capital

          (a) The total amount of investment in the EJV shall be the equivalent of Eight Million U.S. Dollars (US$8,000,000) ("Total Amount of Investment"). The registered capital of the EJV shall be the equivalent of Five Million U.S. Dollars (US$5,000,000) ("Registered Capital").


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        (b) The EJV's sources of equity and financing shall include the following:

            (i) GTS shall make contributions equivalent to Three Million Seven Hundred and Fifty Thousand U.S. Dollars (US$3,750,000), representing Seventy-Five Percent (75%) of the Registered Capital of the EJV.

            (ii) SSTIC shall make contributions equivalent to One Million Two Hundred and Fifty Thousand U.S. Dollars (US$1,250,000), representing Twenty-Five Percent (25%) of the Registered Capital of the EJV.

            (iii) Prior to the second anniversary of the Effective Date of this
                  Contract, additional funds for capital investment and/or operating needs shall be obtained by the EJV in the following order of priority:

                  (1) Through loans from GTS on terms favorable in comparison to those available from the Bank of China, each at an interest rate of seven percent (7%) per annum with a three (3) year term; provided, however, that the total amount of GTS's loans shall not exceed Three Million U.S. Dollars (US$3,000,000). Each such loan shall be substantially in the form appended hereto as Exhibit B - Form of Term Loan Agreement.

                  (2) Through loans from domestic or foreign financial institutions. The management of the EJV shall, with the assistance of the Parties, arrange, on the most competitive terms available to it, such third party loans.

            (iv) After the second anniversary of the Effective Date of this Contract, additional funds for capital investment and/or operating needs shall be obtained by the EJV at such time and in such manner as the Parties shall agree.

            (v) Any borrowing by the EJV shall conform with the required debt-to-equity ratio.

        (c) The Parties shall make their subscribed contributions to the Registered Capital of the EJV in the following forms:

            (i) GTS shall make its subscribed contributions to the Registered Capital of the EJV by depositing cash for the account of the EJV




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                at a bank in Shanghai designated by the EJV the sum of Three
                Million Seven Hundred and Fifty Thousand U.S. Dollars (US$3,750,000). All of GTS's contributions to the Registered Capital shall be completed within two (2) weeks after the date on which the EJV is issued a business license by the Shanghai branch of the State Administration of Industry and Commerce of the People's Republic of China.

        (ii) SSTIC shall make its subscribed contributions to the Registered Capital of the EJV by depositing cash for the account of the EJV at a bank in Shanghai designated by the EJV the sum of One Million Two Hundred and Fifty Thousand U.S. Dollars (US$1,250,000). SSTIC's contributions to the Registered Capital shall be completed within two (2) weeks after the date on which the EJV is issued a business license by the Shanghai branch of the State Administration of Industry and Commerce of the People's Republic of China.

        5. Sharing of Profits, Risks and Losses. The profits, risks and losses of the EJV shall be shared by the Parties in proportion to their contributions to the Registered Capital. Following their respective contributions to the Registered Capital of the EJV, GTS shall own 75% of the equity of the EJV and SSTIC shall own 25% of the equity of the EJV.

       6. Registered Address. The EJV shall be located and registered in the Golden Bridge Zone of Pudong.

       7. Articles of Association. The Articles of Association of the EJV shall be substantially in the form of Exhibit A hereto.

II.    GOVERNANCE

       1.       Board of Directors.

       (a) The date of registration of the EJV shall be the date of the establishment of the board of directors.

       (b) Subject to the provisions of the Joint Venture Law, all the powers of the EJV shall be exercised by or under the authority of the board of directors ("Board of Directors"). The business and affairs of the EJV shall be managed under the direction of the Board of Directors. The Board of Directors shall consist of five (5) directors, of which three (3) shall be appointed by GTS, and two (2) shall be appointed by SSTIC. One of the directors is appointed by SSTIC shall serve as Chairman of the Board of Directors. The term of office for the directors and


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          Chairman is four years; their term of office may be renewed continuously by the appointing Party. A director may be removed by the Party who appointed such director and replaced by a successor director appointed by the Party who appointed the director so removed.

              (c) The highest authority of the EJV shall be its board of directors. It shall decide all major issues concerning the EJV. Unanimous approval shall be required before any decisions are made concerning the following major issues:

                   (1)  Amendment of the Article of Association;

                   (2)  Termination and dissolution of the EJV;

                   (3) Increase or assignment of the registered capital of the EJV;

                   (4)  Merger of the EJV with other economic organizations.


          Decisions on other issues shall be made according to the rules of procedure stipulated in the Article of Association.

               2. Officers. The EJV shall have a General Manager, three Deputy General Managers and one Assistant Deputy General Manager in charge of the management of the day-to-day operations of the EJV.

              (a) The General Manager of the EJV shall be appointed by GTS. The General Manager shall be the chief operating officer of the EJV and, subject to the direction and control of the board of directors, shall have general charge and supervision over the property, business, and affairs of the EJV.

              (b) The three Deputy General Managers of the EJV shall be: one Deputy General Manager in charge of Engineering and Operations, to be appointed by GTS to serve for the first year of the operations of the EJV and thereafter appointed by SSTIC; one Deputy General
          Manager in charge of Marketing and Sales to be appointed by SSTIC; and one Deputy General Manager in charge of Finance and Administration to be appointed by GTS. The Deputy General Managers shall assist the General Manager in the management of the day-to-day operations of the EJV.

              (c) The EJV shall have one Assistant Deputy General Manager of Finance and Administration to be appointed by SSTIC.

              (d) Personnel assigned to the EJV by the Parties to provide services for the EJV shall be at the expense of the EJV. Plans for appointment of such personnel shall be subject to review and approval of the Board of Directors.


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          3.  Financial Affairs and Accounting.

          (a) All appropriate accounting records and statements of the EJV shall be prepared and kept in both Chinese and English languages and in accordance with Chinese Generally Accepted Accounting Principles. To satisfy GTS's reporting requirements in the U.S. and the EJV's need to obtain loans outside China, such accounting records and statements shall be simultaneously converted to separate records and statements that are consistent with United States Generally Accepted Accounting Principles.

          (b) The Board of Directors shall select qualified Chinese and international cooperative accounting firms registered in China to be the auditors of the EJV to examine and verify the accounts and books of the EJV and to submit to the Board of Directors and the General Manager of the EJV an audit report signed by a certified accountant. The methodologies used by the outside financial auditor of the EJV must satisfy the requirements of both parties.

          (c) The EJV shall prepare and provide to GTS on such timely basis as specified by them information requested by them for purposes of their income tax and their other obligations and filings in the United States.

          (d) Each Party may review the accounts and books of the EJV. The expenses of such review shall be paid by the Party making the review.

          (e) The fiscal year of the EJV shall be from January 1 through December 31.


III. RESPONSIBILITIES OF PARTIES

          1. Responsibilities of GTS. GTS shall be responsible for the following:

          (a) Contribute its share of the Registered Capital according to the schedule in Section I(4) of this Contract.

          (b) Provide technical personnel needed by the EJV for performing its obligations under its agreements with telecommunication companies.

          (c) Provide business management and financial expertise to the EJV.

          (d) Train technical personnel and workers of the EJV.

          (e) Handle other matters entrusted by the EJV.



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         (f)  Use reasonable efforts to assist the EJV to develop the international market of VSAT business.

         2. Responsibilities of SSTIC. SSTIC shall be responsible for the following:

         (a)  Contribute its share of the Registered Capital according to the schedule in Section I(4) of this Contract.

         (b) Use reasonable efforts to assist its portfolio companies to enter into agreements with the EJV for provision of engineering and other services.

         (c) Use its best efforts to assist SVC to obtain, and maintain the validity of, all the licenses and permits necessary for the business operations of the EJV, including without limitation the license and permits for operating VSAT networks in China.

         (d) Handle applications for approval, registration, business licenses and other matters in connection with the formation of the EJV with relevant government authorities in China.

         (e) Assist the EJV in recruiting Chinese management personnel, technical personnel, workers and other personnel.

         (f) Assist in obtaining entry visas for GTS personnel assigned to work for the EJV.

         (g) Assist GTS personnel assigned to work for the EJV to adjust to life in China.

         (h) Assist the EJV in obtaining all favorable tax treatment and other benefits available to the EJV under Chinese laws and regulations.

         (i)  Handle other matters entrusted by the EJV.

IV.      REPRESENTATIONS AND WARRANTIES

         Each of the Parties represents and warrants to the others as to the following:

         1. Valid Existence. It is the type of entity indicated in the first paragraph of this Contract, duly formed and validly existing under the laws of the jurisdiction indicated in the first paragraph of this Contract, that it has complied with all its material legal and statutory obligations and that it has the power under its constitutive documents to execute and deliver this Contract and to perform its obligations under this Contract.






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          2.   Due Authorization; Validity.  The execution of this Contract by its undersigned representative and the delivery and performance by it of this
Contract:

         (a) have been duly authorized by all necessary action and do not violate any applicable law, statute, rule, regulation, order, ordinance, or requirement of any governmental entity of the jurisdiction which governs it;

         (b) do not and shall not result in the breach of, or constitute a default under, or require the consent under, its constitutive documents or any indenture, bank loan or credit arrangement, mortgage, or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected; and

         (c) shall constitute its valid, binding and enforceable obligation in accordance with the terms of this Contract.

V.   COVENANTS

          1. Non-Competition. Neither SSTIC nor GTS shall, so long as this Contract is in effect and for so long as SSTIC or GTS is a Party, engage in a business or invest in another entity in China which has the same or similar VSAT services and VSAT technologies that directly compete with VSAT services in China as described in this Contract without first offering the other a preemptive right to participate on the same basis in such a business or entity. GTS and SSTIC also agree to identify and exchange information about opportunities for V-Tech to provide any VSAT telecommunication services and VSAT engineering services in which the other may in the future participate in any part of Asia and Europe.

          2.   Confidentiality.

         (a) All VSAT-related technology, know-how, trade secrets and proprietary and other information belonging to any Party and made available to the EJV which is labeled or otherwise identified to be such ("Confidential Information") shall continue to be the property of the Party making such available to the EJV, and shall be used by the other Party exclusively for the purposes of the business of the EJV, unless the Party making Confidential Information available to the EJV provides its express prior written permission for use by the other Party for any purpose other than the business of the EJV.

         (b) Each Party who has received Confidential Information shall, and shall require that its employees, agents, consultants or other representatives shall, keep confidential and use all Confidential Information only for the benefit of the EJV, and preserve all Confidential Information for the benefit of the Party which provided the Confidential Information.




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              (c)  No protection shall be granted to Confidential Information that is or becomes: (i) generally available to the public, other than through disclosure by a Party; (ii) rightfully obtained from a third party without restriction of confidentiality; (iii) released in writing from the obligation of confidentiality by the Party to which the Confidential Information belongs; or (iv) which is required to be disclosed by law or judicial process.

         3. Press Releases; Announcements. No Party shall make any formal press release, public announcement, news release, or other form of publicity relating to the EJV or its business, without prior consultation with the other Parties and their consent to the substantive content of such release, announcement or other publicity. No Party shall unreasonably withhold its consent to any formal press or news release, public announcement, or other publicity relating to the EJV or its business.

         4. Agreements with Portfolio Companies. SSTIC and GTS shall use their reasonable efforts to assist their respective portfolio companies engaged in the provision of telecommunications services to enter into engineering service agreements with the EJV.

         5. Transfer of Shares. No Party shall sell, transfer, dispose or otherwise convey its interest in the EJV to any person or entity that is not a Party, except in accordance with the provisions of Article 23 of the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment. No transfer of an interest in the EJV shall be effective unless and until the transferee becomes a party to this Contract.

VI.  TERMINATION, DISSOLUTION AND LIQUIDATION

        1.    Termination.  This Contract may be terminated at any time:

        (a) by mutual agreement of the Parties to dissolve the EJV before the expiration of its term; or

        (b) by either SSTIC or GTS if the other shall (i) be determined to be bankrupt or insolvent by a court or other governmental authority of competent jurisdiction, or (ii) file a petition or otherwise take any action seeking the protection of any bankruptcy, reorganization or other insolvency laws; or

        (c) by either SSTIC or GTS if the other defaults on any of its material obligations under this Contract and such default is not remedied within sixty (60) days after the defaulting Party receives notice of such default from the non-defaulting Party, or if such default is of a nature that it cannot be cured within such sixty (60) day period and the defaulting Party has not promptly commenced and continued to diligently pursue the remedy of such breach; or









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         (d)  by either SSTIC or GTS if there occurs a change in control of the other, except if such change in control results from a registered public offering of its securities; or

         (e) by either SSTIC or GTS if the other is not performing any of its material obligations under this Contract as the result of an event or circumstance constituting a force majeure under Article VIII of this Contract and such force majeure continues for a period of at least one hundred and eighty (180) days; or

        (f) by GTS if (i) at any time the EJV has no agreements, to provide telecommunications engineering or consulting services or technical support to Chinese companies or other organizations, or (ii) all of the parties with which the EJV has such agreements lose their license to operate a telecommunications venture, or fail or otherwise are unable to renew their licenses to provide telecommunications services; or

        (g) for any reason that may be provided by under the relevant Chinese laws and regulations.

        2. Termination; Liquidation. Upon termination of this Contract, all of the rights and obligations hereof shall terminate except any claim of any Party against any other Party for damages arising out of a breach of this Contract, which shall survive such termination. In the event that either SSTIC or GTS gives notice pursuant to Article I or VI of this Contract of its desire to terminate this Contract, the other shall have the right to make an offer to purchase the interest of the Party giving notice and shall inform the Party giving notice whether or not it chooses to exercise such right within sixty
(60) days. If such Party chooses not to exercise such right or if the other Party does not accept the terms of the offer to purchase, the Board of Directors shall immediately take steps to dissolve the EJV and liquidate its assets in accordance with relevant Chinese laws and regulations. After payment of third party claims and the setting aside of such reserves as required by Chinese laws, the balance of the proceeds shall be distributed to the Parties, first to repay any loans owing by the EJV to the Parties, and then to the Parties according to the proportion of their contributions to the Registered Capital of the EJV.

VII. DISPUTE RESOLUTION

    All disputes arising out of or in connection with this Contract or the performance hereof shall first be settled amicably through consultation between the Chairman of the Board of SSTIC and the president of GTS. In case no settlement can be reached through consultation within sixty (60) days, then either party may submit the dispute to arbitration in Stockholm, Sweden. Arbitration shall be conducted in the English language and in accordance with the Arbitration Rules of the Stockholm Chamber of Commerce. Only a single neutral arbitrator selected by that arbitration institute shall be required. The








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arbitrator shall have the authority to render an award consistent with the explicit terms of this Contract and to include in such award a decision binding upon the parties and enjoining them to take or refrain from taking specific actions with respect to the matter in dispute. The award of the arbitrator shall be final and the parties shall not contest or seek relief from such award in any court. Judgement upon the arbitration award may be rendered in any court of competent jurisdiction. Expenses of arbitration shall be borne by the losing party.

VIII.FORCE MAJEURE

          The Parties hereto shall not be liable for failure of performance if occasioned by war, fire, storm, strike, or any other force majeure events beyond the control of and without the fault of the Parties, including any action by any governmental authority that has the effect of preventing any Party from performing its obligations under this Contract. Any suspension of performance by reason of this Article shall be limited to the period during which such cause of nonperformance exists.

IX.  EFFECTIVE DATE

          This Contract shall become effective on the date (the "Effective Date") all the necessary approvals and permits for the establishment of the EJV have been obtained from the relevant government agencies of the People's Republic of China. This Contract shall remain in force as long as the EJV continues to exist, unless earlier terminated as provided in Article VI hereof.

X.   LANGUAGE

          This Contract shall be executed in six original copies, three of which shall be in English and three of which shall be in Chinese. Each original copy, whether in English or in Chinese, shall be equally valid provided, however, in the event of a discrepancy between the English and the Chinese counterparts, the English language counterparts shall govern.

XI.  GOVERNING LAW

          This Contract shall be governed by and construed in accordance with the laws of the People's Republic of China. In the absence of Chinese laws and regulations, international customary laws and practice shall control.








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XII. ENTIRE AGREEMENT; EXHIBITS; AMENDMENT

          This Contract sets forth the entire understanding among the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them. Exhibits to this Contract are incorporated herein as an integral part of the Contract. No amendment to this Contract shall be effective unless it is in writing and executed by all the Parties.

XIII. MISCELLANEOUS

          1. Severability. In the event that any provision of this Contract shall be held to be invalid, the validity of the remaining provisions shall not be affected. To the extent possible the Parties shall replace such provision with a legally permissible and valid provision with like effect.

          2. Joint Venture Contract Governs. In the case of any discrepancies between this Contract and the Articles of Association of the EJV, the provisions of this Contract shall control the relationship among the Parties, and the Articles of Association of the EJV shall be modified in such a manner as to be consistent with this Contract.




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